                                                                   EXHIBIT 10.34

                            STOCK PURCHASE AGREEMENT

                                    Between

                           AASTROM BIOSCIENCES, INC.

                                      and

                            RHONE-POULENC RORER INC.

                            STOCK PURCHASE AGREEMENT

                               TABLE OF CONTENTS
                               -----------------

                                                                              Page
                                                                              ----
1.    Definitions............................................................  2

2.    Option Periods and Option Payments.....................................  6
       2.1  First Option.....................................................  6
       2.2  Second Option....................................................  6
       2.3  Third Option.....................................................  6

3.    Purchase and Sale of Shares............................................  6
       3.1  Purchase of Shares on Activation Date............................  6

4.    Purchase of Termination Shares.........................................  7
       4.1  No Exercise of Second Option.....................................  7
       4.2  No Exercise of Third Option......................................  7

5.    Purchase Price for Activation Shares...................................  7
       5.1  After A Qualifying Issuance......................................  7
       5.2  Prior to A Qualifying Issuance...................................  8
       5.3  Termination of Options...........................................  9

6.    Closing Dates; Delivery................................................  9

7.    Conditions to the Activation Closing...................................  9
       7.1  Conditions to the Obligations of the Purchaser at the Activation
             Closing.........................................................  9
       7.2  Conditions to the Obligations of the Company at the Activation
             Closing.........................................................  10

8.    Initial Public Offering Commitment.....................................  11

9.    Representations and Warranties of the Company..........................  12
       9.1  Organization and Standing; Articles and Bylaws...................  12
       9.2  Capitalization...................................................  12
       9.3  Subsidiaries.....................................................  13
       9.4  Authorization....................................................  13
       9.5  Validity of the Shares...........................................  13
       9.6  Financial Statements.............................................  13
       9.7  Material Contracts and Agreements................................  14
       9.8  Outstanding Indebtedness.........................................  14
       9.9  Officers, Directors and Shareholders.............................  14

                                      -i-

       9.10  Changes.........................................................  14
       9.11  Title to Properties and Assets; Liens, etc......................  16
       9.12  Patents, Trademarks, etc........................................  16
       9.13  Compliance with Other Instruments...............................  16
       9.14  Litigation, etc.................................................  17
       9.15  Tax Returns and Payments........................................  17
       9.16  Employees.......................................................  17
       9.17  Insurance.......................................................  18
       9.18  Registration Rights.............................................  18
       9.19  Governmental Consents...........................................  18
       9.20  Offering........................................................  18
       9.21  Operating Rights................................................  18
       9.22  Full Disclosure.................................................  19
       9.23  Manufacturing Rights............................................  19
       9.24  Proprietary Information.........................................  19
       9.25  Environmental Matters...........................................  19
       9.26  Employee Benefit Plan...........................................  20
       9.27  Real Property Holding Company...................................  20
       9.28  Activation Closing Date.........................................  20
       9.29  Termination Closing.............................................  21

10.    Representations and Warranties of the Purchaser.......................  21
       10.1  Legal Power.....................................................  21
       10.2  Due Execution...................................................  21
       10.3  Investment Representations......................................  21
       10.4  Activation Closing; Termination Closing and IPO Closing.........  22

11.    Covenants of the Company..............................................  22
       11.1  Use of Proceeds.................................................  22
       11.2  Access to Information...........................................  22
       11.3  Financial Statements and Other Reports..........................  22
       11.4  Consents........................................................  23
       11.5  Restrictive Agreement...........................................  23
       11.6  Notification of Registration Under the Exchange Act.............  23
       11.7  Reservation of Shares...........................................  24
       11.8  Repurchase, Redemption and Other Actions........................  24
       11.9  Listing of Common Stock.........................................  24
       11.10 Michigan Business Corporation Act...............................  24
       11.11 Stockholders' Rights............................................  25
       11.12 Removal of Restrictive Legend...................................  25
       11.13 Board Observer..................................................  25

12.    Stock Registration and Information Rights.............................  26

13.    Activation Closing....................................................  26
       13.1   Opinion of the Company's Counsel...............................  26

       13.2   Receipt of Purchase Price......................................  26
       13.3   Implementing Agreements........................................  26
       13.4   Delivery of Stock Certificates and Other Documents.............  26

14.    Termination Closing...................................................  26
       14.1   Opinion of the Company's Counsel...............................  26
       14.2   Credit for Purchase Price......................................  27
       14.3   Delivery of Stock Certificates and Other Documents.............  27

15.    IPO Closing                                                             27
       15.1   Opinion of the Company's Counsel...............................  27
       15.2   Receipt of Purchase Price......................................  27
       15.3   Delivery of Stock Certificates and Other Documents.............  27

16.    Miscellaneous.........................................................  27
       16.1   Governing Law..................................................  27
       16.2   Survival.......................................................  27
       16.3   Successors and Assigns.........................................  28
       16.4   Entire Agreement...............................................  28
       16.5   Separability...................................................  28
       16.6   Amendment and Waiver...........................................  28
       16.7   Delays or Omissions............................................  28
       16.8   Notices........................................................  29
       16.9   Finder's Fees..................................................  29
       16.10  Fees and Expenses..............................................  30
       16.11  Information Confidential.......................................  30
       16.12  Titles and Subtitles...........................................  30
       16.13  Counterparts...................................................  30
       16.14  Arbitration....................................................  30

EXHIBIT A
       SCHEDULE OF EXCEPTIONS................................................  32

EXHIBIT B
       FORM OF OPINION OF COUNSEL
       ACTIVATION CLOSING....................................................   4

EXHIBIT C
       FORM OF OPINION OF COUNSEL
       TERMINATION CLOSING...................................................   3

EXHIBIT D
       SUMMARY OF SERIES E PREFERRED STOCK...................................   3

                            STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (this "Agreement") is made as of September 15, 1995, by and between Aastrom Biosciences, Inc., a Michigan corporation (the "Company"), and Rhone-Poulenc Rorer Inc., a Delaware corporation (the "Purchaser"), with respect to the factual recitals set forth below.

     Certain terms used in this Agreement are defined in Section 1 of this Agreement.

                                    RECITALS
                                    --------

     A. The Company and the Purchaser have entered into a Governance Agreement dated as of September 15, 1995 (the "Governance Agreement"), setting forth, among other things, the terms and conditions of a preliminary research collaboration between the parties concerning the development and sale of the CPS for Lymphoid Cell Applications.

     B. As specified in the Governance Agreement, certain option payments paid by the Purchaser to the Company in connection with the parties' collaboration shall be applied toward the purchase by the Purchaser of shares of the capital stock of the Company.

     C. As specified in the Governance Agreement, the Purchaser has the option to purchase $12.5 million of the capital stock of the Company, including an obligation to purchase $9.0 million of the capital stock of the Company if it exercises the Third Option.

     D. As specified in the Governance Agreement, if the Purchaser exercises the Third Option, the Purchaser is also obligated under certain circumstances to purchase $5.0 million of the capital stock of the Company in the event of a Qualifying IPO.

     E. The Company has previously furnished to the Purchaser (i) a copy of the Memorandum, (ii) a copy of the Articles, and (iii) a copy of the Bylaws (collectively, the "Series D Documents").

     F. As specified in the Governance Agreement, the Company and the Purchaser have negotiated, drafted and executed the following additional implementing agreements of even date herewith (hereinafter collectively called, together with this Agreement, the "Implementing Agreements"):

                    a.  Governance Agreement;
                    b.  Supply Agreement;
                    c.  License Agreement;
                    d.  Arbitration Agreement; and
                    e.  Research and Development Collaboration Agreement.


          1.  Definitions.
              -----------

          "Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Activation Closing" means the closing for the purchase and sale of the Activation Shares, as contemplated by Section 6.1 hereof.

          "Activation Closing Date" means the date of the Activation Closing, as contemplated by Section 6.1 hereof.

          "Activation Date" means the date on which the Purchaser delivers the Third Option Event Notice in accordance with the provisions of the Governance Agreement.

          "Activation Shares" means the shares of the Company's capital stock to be purchased by Purchaser pursuant to Section 3.1 hereof.

          "Arbitration Agreement" means the agreement of that title of even date herewith between the Purchaser and the Company.

          "Articles" means the Company's Amended and Restated Articles of Incorporation.

          "Bylaws" means the Company's Amended and Restated Bylaws.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commission" means the United States Securities and Exchange
Commission.

          "Common Stock" means shares of Common Stock of the Company, no par value per share.

          "Company Benefit Plan" means any employee benefit plan, program, arrangement and contract (including without limitation any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by the Company or any ERISA Affiliates or with respect to which the Company or any

ERISA Affiliates could incur liability under Sections 4069, 4201 or 4212(c) or ERISA.

          "Conversion Shares" means the shares of Common Stock or other securities which are issuable upon conversion of any Preferred Stock which may be purchased hereunder.

          "CPS" has the meaning provided in the License Agreement.

          "Environmental Laws" means any federal, state, local or foreign law, regulation, agency interpretation, policy, order, decree, judgment or judicial opinion relating to (x) the manufacture, transport, use, treatment, storage, recycling, disposal, release or threatened release of Hazardous Substances, or
(y) the preservation, restoration or protection of natural resources or health.

          "Environmental Permits" means any permit, license, approval, identification number or other authorization involving Hazardous Substances or required under any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

          "ERISA Affiliates" means any trade or business (whether or not incorporated) that is part of the same controlling group as, or under common control with, the Company within the meaning of Section 414(b)(c)(m) or (o) of the Code.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Financial Statements" means the financial statements of the Company as specified in Section 9.6 hereof.

          "First Option Payment" has the meaning provided in the Governance Agreement.

          "First Option Period" has the meaning provided in the Governance Agreement.

          "Governance Agreement" means the Governance Agreement, dated as of the date hereof, setting forth, among other things, the terms and conditions of a preliminary research collaboration between the parties concerning the development and sale of the CPS for Lymphoid Cell Applications.

          "Hazardous Substance" means any matter containing substances which are
(a) listed, classified or regulated pursuant to any Environmental law, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.; the Resource Conservation and
                                      -------
Recovery Act, 42 U.S.C. 6901 et seq.; the Federal Water Pollution Control Act,
                             -------
33 U.S.C. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601
et seq.; and the Clean Air Act, 42 U.S.C. 7401 et seq.; each as amended, (b) any
-------                                        -------
petroleum products or by-products, asbestos containing material, polychlorinated biphenyl, radioactive materials or radon gas, or (c) any other matter to which exposure is prohibited, limited or regulated by any government authority or Environmental Law.

          "Implementing Agreements" has the meaning provided in Recital F.

          "IPO" shall mean the first underwritten offering by the Company to the public of Common Stock, registered under the Act.

          "IPO Closing" means the closing for the purchase and sale of the IPO Shares, as contemplated by Section 8.5 hereof.

          "IPO Shares" means the shares of Common Stock having an aggregate value of $5.0 million which may be purchased by the Purchaser pursuant to
Section 8 hereof.

          "Licenses" means the operating authority, licenses, franchises, permits, certificates, consents, rights and privileges of the Company contemplated by Section 9.21 hereof.

          "Lymphoid Cell Applications" has the meaning provided in the Governance Agreement.

          "Memorandum" means the Company's Private Placement Memorandum, dated April 5, 1995, relating to an offering of the Company's Series D Preferred Stock, which sets forth relevant information concerning the Company.

          "Non-Coupon Preferred Stock" means any preferred stock of the Company that carries no fixed dividend and is convertible by the holder into shares of Common Stock.

          "Preferred Stock" means shares of Series E Preferred Stock of the Company, no par value per share, having the rights, privileges and preferences set forth on Exhibit D to this Agreement.

          "Premium" means the premium specified in Section 8.2 of this Agreement.

          "Private Placement" means an offering and sale of the Company's securities in a transaction not involving a Public Offering.

          "Public Offering" means a public offering of the Company's securities registered on a registration statement under the Act.

          "Purchaser Observer" has the meaning provided in Section 11.13 hereof.

          "Qualifying IPO" means an IPO in which the proceeds to the Company (net of offering expenses and underwriting discounts and commissions) are at least $10.0 million (excluding any IPO Shares purchased by the Purchaser).

          "Qualifying Issuance" means a Qualifying IPO or a Qualifying Private Placement, as the case may be.

          "Qualifying Private Placement" means a Private Placement after the date hereof but prior to the first anniversary of the Activation Date, involving the issuance by the Company of Common Stock or shares of the Company's Non-Coupon Preferred Stock solely for cash, and in which the gross proceeds to the Company are not less than $5 million, at least half of which comes from new investors. Qualifying Private Placement shall include a Private Placement that has multiple closings for the sale of shares of the same securities at the same price within any six-month period. For the avoidance of doubt, a transaction or series of related transactions involving the issuance of Common Stock or shares of the Company's Non-Coupon Preferred Stock shall not be deemed to constitute a Qualifying Private Placement if, as part of such transaction or series of transactions, the purchaser receives anything of value (including, without limitation, any rights with respect to the Company's intellectual property or the manufacturing, marketing or sale of the Company's products) other than the Common Stock or Non-Coupon Preferred Stock being sold in such transaction(s).

          "Second Option Payment" has the meaning provided in the Governance Agreement.

          "Second Option Period" has the meaning provided in the Governance Agreement.

          "Series D Documents" means the Memorandum, the Articles and the Bylaws.

          "Shares" means the shares of the Company's capital stock to be purchased by Purchaser hereunder.

          "Termination Closing" means the closing for the purchase and sale of the Termination Shares, as contemplated by Section 6.2 hereof.

          "Termination Shares" means the shares of the Company's capital stock to be purchased by Purchaser pursuant to Section 4.1 hereof.

          "Third Option" has the meaning provided in the Governance
Agreement.

          "USRPHC" means United States real property holding corporation.

          "1934 Act Registration Statement" means a registration statement filed pursuant to the requirements of Section 12 of the Exchange Act or pursuant to any equivalent provision of any similar federal law then in effect.

      2.  Option Periods and Option Payments.
          ----------------------------------

          2.1  First Option.  As specified in the Governance Agreement, the
               ------------
Purchaser has certain rights during a First Option Period, for which the Purchaser has paid to the Company a $1.5 million First Option Payment.

          2.2  Second Option.  As specified in the Governance Agreement, the
               -------------
Purchaser has the option to extend the Governance Agreement for a Second Option Period if the Purchaser pays to the Company a $2.0 million Second Option Payment.

          2.3  Third Option.  As specified in the Governance Agreement, if the
               ------------
Purchaser pays the Second Option Payment and exercises its Third Option during the Second Option Period, the Supply Agreement and the Research and Development Collaboration Agreement shall become activated, and the obligations of the parties as of and following the Activation Date under this Agreement shall become irrevocable.

      3.  Purchase and Sale of Shares.
          ---------------------------

          3.1  Purchase of Shares on Activation Date.  In the event the
               -------------------------------------
Purchaser exercises the Third Option, on the Activation Date, this Agreement shall become effective in all respects and the Purchaser shall purchase from the Company, and the Company shall issue and sell to the Purchaser, such number of Shares (the "Activation Shares") having an aggregate value equal to $12.5 million, at a purchase price per share determined in accordance with Section 5 hereof. The purchase price for the Activation Shares shall be paid as follows:

               3.1.1 On the Activation Closing Date, the Purchaser shall pay to the Company in immediately available funds the amount of $9.0 million, and the Company shall credit toward the purchase of the Activation Shares, the amounts of the First Option Payment ($1.5 million) and the Second Option Payment ($2.0 million), for an aggregate of $12.5 million.

               3.1.2 On the Activation Date, if the Company has previously closed its IPO, the Purchaser shall also purchase the IPO Shares, subject to the provisions of Section 8 hereof.

          3.2  Class of Capital Stock.  The Shares to be issued and
               ----------------------
sold to the Purchaser pursuant to this Agreement shall be (i) Preferred Stock if the issuance is prior to the closing of the Company's IPO, or (ii) Common Stock if the issuance is after the closing of the Company's IPO.

          3.3  Voting Rights.  Once the final purchase price for the Activation
               -------------
Shares is determined pursuant to Section 5 hereof, the Common Stock equivalent of the Activation Shares can be determined, and each such Common Stock equivalent shall have one vote. From the Activation Closing Date until the final purchase price is determined, the Activation Shares shall have voting rights equal to 1,500,000 shares of Common Stock. The voting rights for the Termination Shares shall be one vote per share commencing with the Termination Closing.

      4.  Purchase of Termination Shares.
          ------------------------------

          4.1  No Exercise of Second Option.  If the Purchaser has not exercised
               ----------------------------
the Second Option within the time frames contemplated by the Governance Agreement, then the Purchaser shall, at the Termination Closing, purchase from the Company, and the Company shall issue and sell to the Purchaser, 88,235 Shares having an aggregate value of $1.5 million, at a purchase price per Share of $17.00.

          4.2  No Exercise of Third Option.  If the Purchaser has exercised the
               ---------------------------
Second Option, but not the Third Option, within the time frames contemplated by the Governance Agreement, then the Company shall, at the Termination Closing, issue and sell to the Purchaser 205,882 Shares having an aggregate value of $3.5 million, at a purchase price per Share of $17.00. The shares purchased pursuant to Section 4.1(a) or 4.1(b) are referred to herein as the "Termination Shares."

      5.  Purchase Price for Activation Shares.  The purchase price per Share
          ------------------------------------
for the Activation Shares shall be determined as follows:

          5.1  After A Qualifying Issuance.  In the event that the Activation
               ---------------------------
Date shall occur after a Qualifying Issuance, then the purchase price per Activation Share shall be the higher of (i) the price per share in the most recent Qualifying Private Placement (on a common stock conversion equivalent basis), plus a premium of 30% (but subject to adjustment pursuant to Section 5.2(a) or (b)), or (ii) the average of the closing sales price per share of Common Stock for the fifteen trading days immediately preceding the Activation Date, but not below the purchase price per share in the Qualifying IPO, plus a premium of 30%; In either such event, the Series E Conversion Price shall initially be the purchase price per Activation Share. If the Qualifying Issuance under this
Section 5.1 shall have been a Qualifying Private Placement and, the Company has a Qualifying IPO within four months after the Activation Date, the Series E Conversion Price shall be adjusted to the purchase price per share in the Qualifying IPO plus a premium of 30%.

          5.2  Prior to A Qualifying Issuance.  In the event that the Activation
               ------------------------------
Date shall occur prior to a Qualifying Issuance, then on the Activation Closing Date, the Purchaser shall purchase from the Company, and the Company shall issue and sell to the Purchaser, 1,000,000 Activation Shares, at a nominal purchase
price of $12.50 per Activation Share.   The Series E Conversion Price shall
initially be $12.50, and shall be subject to adjustment as follows:

               (a) If the Company has a Qualifying IPO within four months following the Activation Date, then the Series E Conversion Price shall be the price per share in the Qualifying IPO, plus a premium of 30%.

               (b) If the Company has a Qualifying Private Placement (and does not have a Qualifying IPO) within four months following the Activation Date, then the Series E Conversion Price shall be the price per share in the Qualifying Private Placement (on a common stock conversion equivalent basis), plus a premium of 25%.

               (c) If the Company has either a Qualifying IPO or a Qualifying Private Placement more than four months, but less than twelve months, after the Activation Date, then the Series E Conversion Price shall be the price per share in the Qualifying IPO or Qualifying Private Placement (on a common stock conversion equivalent basis), as the case may be, plus a declining premium, as follows:

                   Month            Premium
                  -------           --------
                     5                 23
                     6                 21
                     7                 19
                     8                 17
                     9                 15
                    10                 13
                    11                 11
                    12                 10

                        (d) If the Company has not had a Qualifying Issuance prior to the first anniversary of the Activation Date, then the Series E Conversion Price shall be $7.50.

              5.3  Termination of Options.  In order to clarify the
                   ----------------------
understanding of the parties hereto, the Purchaser acknowledges that if the Purchaser does not exercise the Third Option and purchase an aggregate of $12.5 million of Shares, the Purchaser shall nevertheless be obligated to purchase the Termination Shares as provided in Section 4, and the purchase price per Termination Share shall be $17.00. In such event, the Company shall credit toward the purchase of such Termination Shares the amounts of the First Option Payment ($1.5 million) and the Second Option Payment ($2.0 million), if applicable.

          6.  Closing Dates; Delivery.  The closings of the sale and purchase of
              -----------------------
the Shares under this Agreement shall occur as follows:

              6.1 The closing for the purchase and sale of the Activation Shares (the "Activation Closing") shall occur on the Activation Date, or such other date as shall be agreed upon by the parties (the "Activation Closing Date"), by means of the parties delivering all necessary signed documents and by the Purchaser paying the full purchase price for the Activation Shares by wire transfer and credits of the First Option Payment and the Second Option Payment, at the Company's offices in Ann Arbor, Michigan. At the Activation Closing, the parties shall deliver the documents, instruments and certificates specified in
Section 13 hereof.

              6.2 The closing for the purchase and sale of the Termination Shares (the "Termination Closing") shall occur within ten days following any termination or expiration of the Purchaser's options under the Governance Agreement without the options being extended or exercised. At the Termination Closing, the parties shall deliver the documents, instruments and certificates specified in Section 14 hereof.

              6.3 The closing for the purchase of the IPO Shares (the "IPO Closing") shall occur as specified in Section 8.5 hereof.

          7.  Conditions to the Activation Closing.
              ------------------------------------

              7.1  Conditions to the Obligations of the Purchaser at the
                   -----------------------------------------------------
Activation Closing.  The obligation of the Purchaser to purchase the Activation
------------------
Shares at the Activation Closing is subject to the satisfaction on or prior to the Activation Closing Date of the following conditions, any of which may be waived by the Purchaser.

                   7.1.1 The Purchaser shall have received the opinion of counsel contemplated by Section 13.1.

                   7.1.2 The representations and warranties of the Company contained herein in Sections 9.1, 9.4, 9.5, 9.13, 9.19 and 9.20 shall be true and correct in all material respects at and as of the Activation Closing Date.

                   7.1.3 All of the covenants and agreements of the Company contained in this Agreement and required to be performed on or prior to the Activation Closing Date shall have been performed in a manner reasonably satisfactory in all respects to the Purchaser.

                   7.1.4 No action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order will prevent the carrying out of this Agreement or the other Implementing Agreements or of any of the transactions contemplated hereby or thereby, declare unlawful the transactions contemplated by this Agreement or the other Implementing Agreements, or cause such transactions to be rescinded.

                   7.1.5 All consents required to enable the Company to observe and comply with all of its obligations contemplated hereby shall have been obtained and all "blue sky" filings necessary at or prior to the Activation Closing in connection with the issuance and sale of the Activation Shares shall have been made.

                   7.1.6 The Company shall have delivered the documents described in Section 13.4.

                   7.1.7 All corporate, shareholder and other proceedings taken or to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Activation Closing, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Purchaser.

                   7.1.8 The other Implementing Agreements shall be in full force and effect.

              7.2  Conditions to the Obligations of the Company at the
                   ---------------------------------------------------
Activation Closing. The obligation of the Company to issue and sell the
------------------
Activation Shares at the Activation Closing is subject to the satisfaction on or prior to the Activation Closing Date of the following conditions, any of which may be waived by the Company:

                   7.2.1 All of the representations and warranties of the Purchaser contained herein shall be true and correct in all material respects at and as of the Activation Closing Date with the same effect as if made on the Activation Closing Date.

                   7.2.2 All of the covenants and agreements of the Purchaser contained in this Agreement and required to be performed on or prior to the Activation Closing Date shall have been performed in a manner reasonably satisfactory in all respects to the Company.

                   7.2.3 No action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order will or could prevent the carrying out of this Agreement or the other Implementing Agreements or of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or the other Implementing Agreements, or cause such transactions to be rescinded.

                   7.2.4 All consents required to enable the Purchaser to observe and comply with all of its obligations contemplated hereby shall have been obtained.

                   7.2.5 The other Implementing Agreements shall be in full force and effect.


      8.  Initial Public Offering Commitment.
          ----------------------------------

          8.1 In the event that the Company closes a Qualifying IPO prior to the Activation Date, the Purchaser shall have the option, but shall not be obligated, to participate in the Qualifying IPO and purchase an additional number of Shares having an aggregate value of $5.0 million, at a purchase price per Share equal to the price per share of Common Stock in the Qualifying IPO. The Purchaser may also elect to delay purchasing the IPO Shares until the Activation Date.

          8.2 If the Purchaser has elected to delay its participation in the Qualifying IPO until the Activation Date, then on the Activation Date, the Purchaser shall purchase the IPO Shares at a purchase price per Share equal to the higher of (i) the price per share of Common Stock in the Qualifying IPO, plus the Premium, if applicable, or (ii) the average of the closing sales price per share of Common Stock for the fifteen trading days immediately preceding the Activation Date, plus the Premium, if applicable. The Premium shall be calculated by adding 5% (on a non-compounded basis) to the purchase price for each full month after November 9, 1996, until the purchase price is paid, up to a maximum Premium of 20%.

          8.3 If the Purchaser does not exercise the Third Option, the Purchaser shall have no obligation to purchase the IPO Shares.

          8.4 If the Purchaser exercises the Third Option, and the Company subsequently has a Qualifying IPO, then the Purchaser shall be obligated to purchase the IPO Shares (unless the Purchaser has previously purchased IPO

Shares pursuant to Section 8.1 above), at the time specified in Section 8.5 below, at a purchase price per Share equal to the price per share of Common Stock in the Qualifying IPO; provided, however, that the Purchaser shall have no obligation to purchase the IPO Shares if the Supply Agreement shall have been terminated more than two years prior to the Qualifying IPO.

          8.5  The IPO Closing shall occur as follows:

               (a) If the Qualifying IPO occurs before the Activation Date, and the Purchaser elects to purchase the IPO Shares pursuant to Section 8.1 hereof, then the purchase and IPO Closing shall occur simultaneously with the closing of the Qualifying IPO.

               (b) If the Qualifying IPO occurs before the Activation Date, and the Purchaser did not elect for an early purchase at the time of the IPO pursuant to Section 8.1, then the purchase and IPO Closing shall occur on the Activation Date, simultaneous with the Activation Closing.

               (c) If the Qualifying IPO occurs after the Activation Date, then the purchase and IPO Closing shall occur simultaneous with the Company closing its Qualifying IPO.

      9.  Representations and Warranties of the Company.
          ---------------------------------------------

          The Company hereby represents and warrants to the Purchaser as of the date hereof, the following, subject to the exceptions set forth on the Schedule of Exceptions attached hereto as Exhibit A, or, as provided in particular representations and warranties below, subject to the Memorandum. At the Activation Closing, the Company shall make the representations and warranties contained in Sections 9.1, 9.4, 9.5, 9.13, 9.19 and 9.20.

          9.1  Organization and Standing; Articles and Bylaws.  The Company
               ----------------------------------------------
is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and to enter into and perform this Agreement and the other Implementing Agreements. The nature of the Company's activities and its properties (both owned and leased) do not make it necessary for the Company to qualify to do business in any other jurisdiction, except where the failure to so qualify would not have a material adverse effect upon the business and operations of the Company.

          9.2  Capitalization.  As of the date of this Agreement, the
               --------------
authorized capital stock of the Company is as described in Schedule 9.2 of Exhibit A to this Agreement and consists of (a) 17,000,000 shares of Common Stock, and (b) 8,540,000 shares of preferred stock. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Schedule of Exceptions, there are no outstanding rights of first refusal, preemptive rights or other rights, options, warrants, conversion rights, or other agreements either directly or indirectly providing for the purchase or acquisition from the Company of any shares of its capital stock. All of the outstanding shares of capital stock of the Company have been duly and validly issued in compliance with federal and state securities laws.

          9.3  Subsidiaries.  The Company has no subsidiaries.  The Company
               ------------
does not presently own or control, directly or indirectly, any equity interest in any corporation, association or business entity. The Company is not, directly or indirectly, a participant in any joint venture or partnership.

          9.4  Authorization.  All corporate action on the part of the
               -------------
Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, and the performance of the Company's obligations under this Agreement, has been taken. At or prior to the Activation Closing, or the Termination Closing, as applicable, all corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, issuance, sale and delivery of the Shares (and the Conversion Shares) will have been taken. This Agreement, when executed and delivered by the Company and the Purchaser, shall constitute the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

          9.5  Validity of the Shares.  The sale of the Shares (including any
               ----------------------
Conversion Shares) is not and will not be subject to any preemptive rights or rights of first refusal that have not been waived. When issued, sold and delivered in compliance with the provisions of this Agreement, the Shares will be validly issued, fully paid and nonassessable, and will be free of any liens, encumbrances or, except as set forth in the immediately following sentence, restrictions. The Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. The voting rights, designations, preferences, limitations and special rights of the Shares (including the Conversion Shares), when issued, shall be as fully set forth in the Articles and Exhibit D attached hereto. The Company has reserved a sufficient number of shares of its Common Stock (as hereinafter defined) for issuance upon conversion of any Preferred Stock issued and sold hereunder and such shares of Common Stock, when issued in accordance with the terms of such Preferred Stock, will be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances, liens or restrictions, except for restrictions on transfer imposed by applicable securities laws.

          9.6  Financial Statements.  The Company has delivered to the Purchaser
               --------------------
(a) its audited balance sheet as at June 30, 1995, together with audited statements of income, shareholders' equity, and cash flows for the fiscal year then ended, and (b) its unaudited balance sheet as of July 31, 1995 and its unaudited income statement for the one (1) month then ended (collectively, the "Financial Statements"). The Financial Statements, together with the notes thereto, are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of the Company at the dates shown and the results of operations of the Company for the periods therein specified; provided, however, that the unaudited financial statements are subject to normal year-end adjustments, which are not expected to be material, and do not contain footnotes required under generally accepted accounting principles.

          9.7  Material Contracts and Agreements.  As used herein, the term
               ---------------------------------
"material" shall mean an obligation which will cause the Company to incur expenses greater than, or which has a value greater than, $50,000. Except as set forth in the Memorandum and the Schedule of Exceptions, the Company does not have any material contract, agreement, lease, or other commitment, written or oral, absolute or contingent. All material contracts, agreements, leases and other commitments to which the Company is a party are valid, binding, and in full force and effect in all material respects and, to the best of the Company's knowledge, without any material breach by any party thereto.

          9.8  Outstanding Indebtedness.  The Company does not have any
               ------------------------
indebtedness for borrowed money, or other liabilities (fixed or contingent), which the Company has directly or indirectly created, incurred, assumed or guaranteed, or with respect to which the Company has otherwise become directly or indirectly liable, that is not disclosed in the Financial Statements, the Memorandum, or the Exhibits attached to this Agreement, other than indebtedness incurred in the ordinary course of business since July 31, 1995 which in the aggregate does not exceed $50,000.

          9.9  Officers, Directors and Shareholders.  Set forth in the
               ------------------------------------
Memorandum is a list of officers, directors and major shareholders of the Company as of the date of this Agreement, which list is full, complete and correct. The Company has also delivered to the Purchaser a complete list of the Company's shareholders as of the date hereof.

          9.10  Changes.  Except as set forth in the Schedule of Exceptions
                -------
or the Memorandum, since July 31, 1995 until the date of this Agreement, to the best of the Company's knowledge there has not been:

                (a) Any change in the assets, liabilities, financial condition, or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had a material adverse effect on such assets, liabilities, financial condition or operations of the Company;

          (b) Any change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

          (c) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company;

          (d) Any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

          (e) Any direct or indirect loans made by the Company to any employee, officer, director or shareholder of the Company, other than travel advances made in the ordinary course of business;

          (f) Any increase in the compensation of any employee, officer or director of the Company, other than for ordinary course of business annual compensation review adjustments;

          (g) Any declaration or payment of any dividend or other distribution of the assets of the Company;

          (h) Any material labor organization activity;

          (i) Any material debt, obligation or liability incurred, assumed or guaranteed by the Company, except current liabilities incurred in the ordinary course of business;

          (j) Any change in the outstanding securities of the Company, other than the issuance of Common Stock upon exercise of outstanding stock options;

          (k) Any capital expenditure or commitment by the Company in excess of $50,000 individually or $200,000 in the aggregate;

          (l) Any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by GAAP;

          (m) Any failure by the Company to pay creditors aggregate amounts in excess of $100,000 owed to such creditors when due;

          (n) Any disclosure of any secret or confidential intellectual property (except by way of issuance of any patent) or any lapse or abandonment of any intellectual property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company has any right, title, interest or license;

          (o) Any agreement by or on behalf of the Company, whether in writing or otherwise, to take any of the actions specified in this Section 9.10;

          (p) To the best of the Company's knowledge, any other event or condition (or events or conditions) of any character which, either individually or cumulatively, has materially and adversely affected the business, affairs, prospects, conditions, operations, properties or assets of the Company.

    9.11  Title to Properties and Assets; Liens, etc..  The Company has
          -------------------------------------------
good and marketable title to its properties and assets, including the properties and assets reflected in the Financial Statements, and good title to all its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) as reflected in the Financial Statements or in the notes thereto, (b) liens resulting from taxes which have not yet become delinquent, or (c) minor liens, encumbrances or defects of title which do not, individually or in the aggregate, materially detract from the value of the property subject thereto or materially impair the operations of the Company. With respect to property it leases, to the best of the Company's knowledge, the Company is in compliance with such leases in all material respects.

    9.12  Patents, Trademarks, etc..  The Company owns and possesses or
          -------------------------
is licensed under all patents, patent applications, licenses, trademarks, service marks, trade names, inventions, processes, formulae, trade secrets, franchises, copyrights and other proprietary rights necessary for the operation of its business as now conducted and as proposed to be conducted, with no known infringement of or conflict with the rights of others. To the best of the Company's knowledge, such ownership, possession or license is exclusive and not subject to termination without the Company's consent. The Company is not aware of any third party that is infringing or violating any of its patents, licenses, trademarks, service marks, trade names, inventions, processes, formulae, trade secrets, franchises, copyrights or other proprietary rights.

    9.13  Compliance with Other Instruments.  The Company is not in violation of
          ---------------------------------
any term of its Articles or Bylaws or, to the best of the Company's knowledge, any material mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation applicable to the Company, except for violations which, in the aggregate, are not material. The execution, delivery and performance of and compliance with this Agreement and the other Implementing Agreements, and the issuance and sale of the Shares pursuant hereto, will not with or without the giving of notice or the passage of time, or both, result in any such violation, or be in conflict with or constitute a default under any such term, result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or cause the Company to lose the benefit of any right or privilege it presently enjoys.

          9.14  Litigation, etc..  There are no actions, suits, proceedings,
                ----------------
orders, claims or investigations before any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality pending or, to the best of the Company's knowledge, threatened against or affecting the Company or its assets or business (or any basis therefor known to the Company), which question the validity of this Agreement or the other Implementing Agreements or any action taken or to be taken in connection with this Agreement or the other Implementing Agreements or which, either individually or in the aggregate, might result in a material adverse change in the business, prospects, conditions, affairs or operations of the Company or in any of its properties or assets, or in any material impairment of the right or ability of the Company to carry on its business as now conducted or as proposed to be conducted, or in any material liability on the part of the Company. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees or former employees (other than as described in the Schedule of Exceptions), their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

          9.15  Tax Returns and Payments.  The Company has accurately
                ------------------------
prepared and timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on said returns, any assessments, fees or charges and all other taxes due and payable by the Company on or before the date hereof, have been paid or will be paid prior to the time they become delinquent. No deficiency assessment or proposed adjustment of the Company's federal, state or local taxes is pending and the Company has no knowledge of any proposed liability for any tax to be imposed upon its properties or assets for which there is not an adequate reserve reflected in the Financial Statements.

          9.16  Employees.  To the best of the Company's knowledge, no
                ---------
employee of the Company is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any Court or administrative agency that would conflict with such employee's obligation to use his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as conducted or as proposed to be conducted. Except as set forth in the Schedule of Exceptions, to the best of the Company's knowledge, no employee of the Company is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement or any other contract or agreement relating to the relationship of any such employee with the Company or any previous employer. The Company has no collective bargaining agreements with any of its employees and, to the best of the Company's knowledge, there is no labor union organizing activity pending or threatened with respect to the Company. Except as set forth on the Schedule of Exceptions or the Memorandum, there is no pension, health, profit sharing, bonus, stock purchase, stock option, hospitalization, insurance, severance or any other employee benefit or welfare benefit plan with respect to any officer or employee of the Company.

          9.17  Insurance.  The Company maintains insurance coverage of the
                ---------
types and in the amounts which the Company reasonably believes is adequate for its business as of the date of this Agreement.

          9.18  Registration Rights.  No person has any right to cause the
                -------------------
Company to effect registration under the Act of any shares of Common Stock or other securities of the Company, other than pursuant to the Amended and Restated Investors' Rights Agreement.

          9.19  Governmental Consents.  All consents, approvals, orders or
                ---------------------
authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement or the other Implementing Agreements, the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated by this Agreement, have been obtained, or will be obtained prior to the applicable closing, excepting only for routine blue sky law notices to be filed with certain state and federal securities commissions after the applicable closing, which notices or filings will be filed on a timely basis.

          9.20  Offering.  Assuming the accuracy of the representations and
                --------
warranties of the Purchaser contained in Section 10 hereof, the offer, issuance and sale of the Shares (including any Conversion Shares) are and will be exempt from the registration and prospectus delivery requirements of the Act and are exempt from registration and qualification under the registration, permit or qualification requirements of all applicable state securities laws.

          9.21  Operating Rights.  The Company has all operating authority,
                ----------------
licenses, franchises, permits, certificates, consents, rights and privileges (collectively "Licenses") as are necessary or appropriate to the operation of its business as now conducted and as proposed to be conducted, except where the failure to have such License would not have a material adverse effect on its business as now conducted and as proposed to be conducted. Such Licenses are in full force and effect, no violations have been or are expected to have been recorded in respect of any such Licenses, and no proceeding is pending or, to the knowledge of the Company, threatened that could result in the revocation or limitation of any of such Licenses. The Company has conducted its business so as to comply in all material respects with all such Licenses.

          9.22  Full Disclosure.  Neither this Agreement, the representations
                ---------------
and warranties by the Company contained herein, the Exhibits hereto, the Financial Statements, the Memorandum, nor any other written statement or certificate delivered or to be furnished to the Purchaser (or the Purchaser's counsel) in connection with this Agreement, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

          9.23  Manufacturing Rights.  Excepting only as specified in the
                --------------------
Memorandum or the Schedule of Exceptions, the Company has not granted rights or licenses to manufacture, assemble or sell its products to any person, corporation, partnership or other entity, is not bound by any agreement that affects the Company's exclusive right to manufacture, assemble or sell its products, and has not licensed or sold any of its technology or proprietary information to any person, corporation, partnership or other entity.

          9.24  Proprietary Information.
                -----------------------

                (a) The Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets, know-how, inventions, designs, processes and technical data required to conduct its business.

                (b) Each officer, employee and consultant of the Company has signed (and each future officer, employee and consultant will be required to sign) a proprietary information agreement in the Company's standard form, each of which agreements is in full force and effect as of the date hereof. Except as set forth in the Schedule of Exceptions, to the best of the Company's knowledge, none of the Company's current or former officers, employees or consultants is or will be in violation thereof, and the Company will use its best efforts to prevent any such violation.

          9.25  Environmental Matters.  Except as would not have a material
                ---------------------
adverse effect on the business, operations, properties, assets, financial condition or prospects of the Company, to the best of the Company's knowledge, the Company (a) is not violating and has not in the past violated any Environmental Laws or Environmental Permits, (b) is not exposed to any claims of liability for any off-site disposal or contamination, (c) has not received any claim or threatened claim relating to any Environmental Law, Environmental Permit or otherwise relating to any Hazardous Substance, and (d) is not aware of any circumstances likely to result in claims, liability, investigation, monitoring or remediation under any Environmental Law. With respect to the Company's period of ownership, lease or use of any property, to the best of the Company's knowledge, there has not been any contamination, release or threat of release of any Hazardous Substance at any currently or formerly owned, leased or used real property that would have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of the Company.

          9.26  Employee Benefit Plan.
                ---------------------

                (a) To the best of the Company's knowledge, with respect to each Company Benefit Plan, no event has occurred, other than claims for benefits, and there exists no condition or set of circumstances in connection with which (a) the Company or any of its ERISA Affiliates could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law or regulation which would, individually or in the aggregate, have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of the Company. Except as set forth in the Schedule of Exceptions, none of the Company Benefit Plans (a) promises or provides retiree medical or life insurance benefits to any person, or (b) is subject to Title IV or ERISA, and neither the Company nor any of its ERISA Affiliates has incurred, or reasonably expects to incur, any direct or indirect liability under or by operation of Title IV of ERISA.

          9.27  Real Property Holding Company.  The Company acknowledges that
                -----------------------------
as a result of the investment contemplated hereunder, it may have a foreign interest-holder within the meaning of Treasury Regulation ("Reg.") (P) 1.897-2(h)(1)(i). The Company represents and warrants that it is not a United States real property holding corporation ("USRPHC") within the meaning of Internal Revenue Code Section 897(c)(2) and the regulations thereunder, and agrees to use reasonable efforts to avoid becoming a USRPHC. The Company agrees to make determinations as to its status as a USRPHC, and will file statements concerning those determinations with the Internal Revenue Service, in the manner and at the times required under Reg. (P) 1.897-2(h), or any supplementary or successor provision thereto. Within 30 days of a request from the Purchaser, the Company will inform the Purchaser, in the manner set forth in Reg. (P) 1.897-2(h)(1)(iv) or any supplementary or successor provision thereto, whether the Purchaser's interest in the Company constitutes a United States real property interest (within the meaning of Internal Revenue Code Section 897(c)(1) and the regulations thereunder) and whether the Company has provided to the Internal Revenue Service all required notices as to its USRPHC status.

          9.28  Activation Closing Date.  On the Activation Closing Date, the
                -----------------------
Company shall deliver to the Purchaser a revised Schedule of Exceptions to the representations and warranties contained herein. The Company and the Purchaser acknowledge that material changes may occur between the date hereof and the Activation Closing Date and that the Purchaser's obligation to purchase the

Activation Shares is subject only to the continuing accuracy of the representations and warranties contained in Sections 9.1, 9.4, 9.5, 9.13, 9.19 and 9.20, hereof.

          9.29  Termination Closing.  On the Termination Closing Date, the
                -------------------
Company shall remake the representations and warranties contained in Sections 9.4, 9.5, 9.13, 9.19 and 9.20.

     10.  Representations and Warranties of the Purchaser.
          -----------------------------------------------

          The Purchaser hereby represents and warrants to the Company as follows:

          10.1  Legal Power.  It has the requisite legal power to enter into
                -----------
this Agreement, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement.

          10.2  Due Execution.  This Agreement has been duly authorized,
                -------------
executed and delivered by the Purchaser and, upon due execution and delivery by the Company, this Agreement will be a valid and legally binding agreement of the Purchaser, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

          10.3  Investment Representations.
                --------------------------

                (a) The Purchaser will be acquiring the Shares for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Act.

                (b) The Purchaser understands that (i) the Shares (other than the IPO Shares) have not been registered under the Act by reason of a specific exemption therefrom, that they must be held by it indefinitely, and that it must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Act or is exempt from such registration; (ii) each certificate representing the Shares (other than the IPO Shares) will be endorsed with the following legend:

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS (A) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT

          NO REGISTRATION IS LEGALLY REQUIRED FOR SUCH TRANSFER."

and (iii) the Company will instruct any transfer agent not to register the transfer of any of the Shares (other than the IPO Shares) unless the conditions specified in the foregoing legend are satisfied.

                (c) The Purchaser has been furnished with such materials and has been given access to such information relating to the Company as the Purchaser has requested, and it has been afforded the opportunity to ask questions regarding the Company and the Shares, all as it has found necessary to make an informed investment decision.

                (d) By reason of its business or financial experience, it has the capacity to protect its own interests in connection with this transaction.

                (e) The Purchaser is a corporation, having assets in excess of $5,000,000, it was not formed for the purpose of acquiring the Shares, and it is an "accredited investor" as defined in Rule 501 promulgated under the Act.

          10.4  Activation Closing; Termination Closing and IPO Closing.  At
                -------------------------------------------------------
and as of the dates of the Activation Closing and the Termination Closing, the Purchaser shall reaffirm the continuing accuracy of the representations and warranties of Sections 10.1 and 10.3.

     11.  Covenants of the Company.  From and after the Activation Closing (or
          ------------------------
in the case of the covenants contained in Sections 11.6, 11.7, 11.8 and 11.12, the Termination Closing), the Company covenants and agrees with the Purchaser as follows:

          11.1  Use of Proceeds.  The proceeds of the sale of the Shares have
                ---------------
been and will be used for working capital and general corporate purposes.

          11.2  Access to Information.  Up until the date of the Company's
                ---------------------
IPO, the Company shall, and shall cause its officers, directors, employees, auditors and other agents to, provide the Purchaser such financial, operating and other data and information with respect to the business and properties of the Company as the Purchaser shall reasonably request from time to time to monitor the investment made pursuant hereto and to exercise its rights hereunder.

          11.3  Financial Statements and Other Reports.
                --------------------------------------

                11.3.1 Up until the date of the Company's IPO, the Company will furnish to the Purchaser, as soon as practicable, and in any event within 90 days after the end of each fiscal year of the Company, an annual report of the Company, including a balance sheet as of the end of such fiscal year and statements of operations, shareholders' equity and cash flows for such fiscal year, together with the related notes thereto, setting forth in each case in comparative form corresponding figures for the preceding fiscal year, all of which will present fairly the financial position of the Company and the results of its operations and changes in its financial position as of the time and for the period then ended. The financial statements shall be accompanied by an unqualified report of independent public accountants of recognized national standing to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years (except as otherwise specified in such report), and present fairly the financial position of the Company and the results of its operations and changes in its financial position as of the time and for the period then ended. The Company will conduct its business such that such report of the independent public accounts will not contain any qualifications as to the scope of the audit, the continuance of the Company, or with respect to the Company's compliance with generally accepted accounting principles, except for change in methods of accounting in which such accountants concur.

                11.3.2 Up until the date of the Company's IPO, the Company will furnish to Purchaser as soon as practicable, and in any event within 45 days after the end or each fiscal quarter of the Company, a report of the Company, consisting of an unaudited balance sheet as of the end of such quarter, and unaudited statements of operations, shareholders' equity and cash flows for such quarter, and for the fiscal year-to-day, setting forth in each case in comparative form the corresponding figures for the preceding year. All such reports shall be certified by the Treasurer of the Company to present fairly the financial position of the Company and the results of its operations and changes in its financial position as of the time and for the period then ended and to have been prepared in accordance GAAP, subject to normal year-end adjustments, which shall not be material in nature or amount.

          11.4  Consents.  On or before the Activation Closing, the Company
                --------
shall obtain all consents and shareholder approvals needed to enable it to perform all of its obligations under this Agreement and the other Implementing Agreements and the transactions contemplated hereby and thereby.

          11.5  Restrictive Agreement.  Subsequent to the Activation Closing
                ---------------------
or the Termination Closing, the Company will not be a party to any agreement or instrument which by its terms would restrict the Company's performance of its obligations pursuant to this Agreement or the Shares (including any redemption or conversion thereof) or the other Implementing Agreements.

          11.6  Notification of Registration Under the Exchange Act.  The
                ---------------------------------------------------
Company will give the holder of record of the Shares prompt written notice of the effectiveness of any registration statement filed pursuant to the requirements of

Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or pursuant to any equivalent provision of any similar federal law then in force (a "1934 Act Registration Statement") relating to the Common Stock, and the number of shares of such class of equity securities outstanding at the time such registration statement becomes effective. If the Company has filed a 1934 Act Registration Statement or a registration statement on any form other than Form S-8 (or any successor form serving the same general purpose) pursuant to the requirements of the Act, the Company further covenants that it will file all reports required to be filed by it under the Act or the Exchange Act and the rules and regulations thereunder or, if the Company is not required to file such reports, it will, upon the request of the holder of record of the Shares, make publicly available such information as will enable it to sell the Shares without a registration statement, and will take such further action as such holder may request, all to the extent required from time to time to enable such holder to sell the Shares, without registration within the limitations of the exemptions provided by (i) Rule 144 and Rule 144A adopted by the Commission under the Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission.

          11.7  Reservation of Shares.  The Company shall at all times
                ---------------------
reserve and keep available, free from preemptive rights, out of its authorized and unissued Common Stock the number of shares of Common Stock issuable upon conversion of the Preferred Shares.

          11.8  Repurchase, Redemption and Other Actions.  The Company will
                ----------------------------------------
give the Purchaser at least thirty calendar days notice of any action, whether by repurchase or redemption of its securities or otherwise, which would cause the percentage of outstanding voting securities of the Company owned by the Purchaser to exceed 19.9% of the outstanding voting securities of the Company, on a fully diluted, as converted basis.

          11.9  Listing of Common Stock.  From and after the closing of the
                -----------------------
Company's IPO, the Company shall use its reasonable best efforts to cause the Common Stock to be listed for trading at all times on either the Nasdaq National Stock Market or the American Stock Exchange or the New York Stock Exchange.

          11.10  Michigan Business Corporation Act.  The Company will not
                 ---------------------------------
take any action to amend the Bylaws or Articles so as to make Chapter 7B of the MBCA, or any successor provision thereto, applicable to any acquisition by Purchaser of shares of Common Stock or other securities of the Company. In the event that the Articles are amended so as to make Chapter 7B of the MBCA, or any successor provision thereto, applicable to any acquisition by the Purchaser of, the Shares (including any Conversion Shares) or any other securities of the Company, the Company shall take such actions as shall be necessary and permitted by the MBCA so that (a) the securities that the Purchaser is entitled to acquire will, upon such issuance, and (b) the Shares (including any Conversion

Shares) will, in accordance with their terms, be duly accorded full voting rights. The Company will use its reasonable best efforts, including the solicitation of votes by proxy, to obtain such votes of stockholders of the Company as shall be necessary to accord the Purchaser with such full voting rights.

          11.11     Stockholders' Rights.  The Company shall not adopt a
                    --------------------
stockholder rights plan, enter into any agreement, arrangement or understanding or grant any warrants, options, rights or other privileges which, upon acquisition by the Purchaser of the Shares (including any Conversion Shares) or pursuant to Section 11.8 hereof, would result in the Purchaser, in its capacity as a holder of such securities, being subject to different rights and obligations as all other holders of Common Stock or voting securities of the Company, as a result of such acquisition.

          11.12     Removal of Restrictive Legend.  The Company shall remove the
                    -----------------------------
legend set forth in Section 10.3 from any stock certificate issued to the Purchaser by delivery of substitute certificate(s) without such legend if the Purchaser shall have delivered to the Company an opinion of counsel in form and substance reasonably satisfactory to the Company to the effect that such legend is not required for purposes of compliance with the Act.

          11.13     Board Observer.  Subject to the limitation provided below,
                    --------------
from and after the Activation Closing Date, (i) the Purchaser shall be entitled to have present, in a non-voting observer capacity at all meetings of the Board of Directors of the Company (the "Board"), one person designated by the Purchaser and reasonably acceptable to the Company (the "Purchaser Observer"), and (ii) the Company (a) shall deliver notice of all meetings of the Board to the Purchaser Observer simultaneously with, and in the same form as, notice to the directors of the Company, and (b) shall deliver to the Purchaser copies of all written materials furnished to the Board simultaneously with the delivery of such written materials to the Board. The Purchaser Observer shall enter into a confidentiality agreement reasonably acceptable to the Company. The Purchaser Observer shall withdraw from any portion of a Board meeting at which time there is a discussion of matters that present a conflict of interest to the Purchaser. The Company may withhold from delivery to the Purchaser Observer written materials concerning matters which present a conflict of interest to the Purchaser.

     12.  Stock Registration and Information Rights.
          -----------------------------------------

          By its execution and delivery of this Agreement, the Purchaser shall have the stock registration rights as have been granted by the Company pursuant to Sections 2.4 through 2.15 of that certain Amended and Restated Investors' Rights Agreement dated April 7, 1992 by and among the Company and certain investors and shareholders of the Company, a copy of which has been delivered to the Purchaser.

     13.  Activation Closing.  At the Activation Closing, the following shall
          ------------------
occur:

          13.1  Opinion of the Company's Counsel.  The Company shall deliver
                --------------------------------
to the Purchaser an opinion of counsel to the Company (which counsel shall be reasonably acceptable to Purchaser), substantially in the form attached hereto as Exhibit B, addressed to the Purchaser and dated the date of the Activation Closing. In rendering the opinion called for under this Section 13.1, counsel may rely as to factual matters on certificates of public officials, officers of the Company, and officers of the Purchaser.

          13.2  Receipt of Purchase Price.  At the Activation Closing, the
                -------------------------
Purchaser shall deliver to the Company, by wire transfer, funds in the amount of $9.0 million, in payment for the Activation Shares, and the Company shall credit toward the purchase of the Activation Shares, the amounts of the First Option Payment and the Second Option Payment. The parties acknowledge that if the Purchaser elects not to exercise the Third Option, the Purchaser shall receive credits for the First Option Payment and the Second Option Payment, if applicable, toward the purchase of the Termination Shares having an aggregate value of $1.5 million or $3.5 million, as the case may be.

          13.3  Implementing Agreements.  The Purchaser and the Company shall
                -----------------------
sign and deliver to each other copies of the other Implementing Agreements.

          13.4  Delivery of Stock Certificates and Other Documents.  The
                --------------------------------------------------
Company shall deliver to Purchaser (i) a stock certificate representing the Activation Shares, and (ii) a copy of the Articles, certified by the Corporations and Securities Bureau of the Department of Commerce of the State of Michigan, (iii) a copy of the Bylaws, certified by the Secretary of the Company, and (iv) evidence reasonably satisfactory to the Purchaser of the adoption by the Board of actions duly approving this Agreement and the other Implementing Agreements and the transactions contemplated hereby and thereby.

     14.  Termination Closing.  The Termination Closing shall not be
          -------------------
subject to any conditions other than as set forth in this Section 14, and the Company shall have no obligation to make any representations or warranties as of the date of, and in connection with, the Termination Closing, except as set forth in Section 9.29. At the Termination Closing, the following shall occur:

          14.1  Opinion of the Company's Counsel.  The Company shall deliver
                --------------------------------
to the Purchaser an opinion of counsel to the Company (which counsel shall be reasonably acceptable to the Company), substantially in the form attached hereto as Exhibit C, which opinion shall be addressed to the Purchaser and dated the date of the Termination Closing. In rendering the opinion called for under this

Section 14.1, counsel may rely as to factual matters on certificates of public officials, officers of the Company, and officers of the Purchaser.

          14.2  Credit for Purchase Price.  At the Termination Closing, the
                -------------------------
Company shall credit in full payment of the purchase price for the Termination Shares, the amounts of the First Option Payment and the Second Option Payment.

          14.3  Delivery of Stock Certificates and Other Documents.  The
                --------------------------------------------------
Company shall deliver to Purchaser (i) a stock certificate representing the Termination Shares, and (ii) a copy of the Articles, certified by the Corporations and Securities Bureau of the Department of Commerce of the State of Michigan, (iii) a copy of the Bylaws, certified by the Secretary of the Company, and (iv) evidence reasonably satisfactory to the Purchaser of the adoption by the Board of actions duly approving this Agreement and the transactions contemplated hereby.

     15.  IPO Closing.  At the IPO Closing, the following shall occur:
          -----------

          15.1  Opinion of the Company's Counsel.  The Company shall deliver
                --------------------------------
to the Purchaser a copy of the opinion of counsel delivered to the underwriters in the IPO and upon which the Purchasers shall be entitled to rely.

          15.2  Receipt of Purchase Price.  At the IPO Closing, the Purchaser
                -------------------------
shall deliver to the Company, by wire transfer, funds in the amount of $5.0 million, in payment for the IPO Shares.

          15.3  Delivery of Stock Certificates and Other Documents.  The
                --------------------------------------------------
Company shall deliver to Purchaser (i) a stock certificate representing the IPO Shares, and (ii) a copy of the Articles, certified by the Corporations and Securities Bureau of the Department of Commerce of the State of Michigan, (iii) a copy of the Bylaws, certified by the Secretary of the Company, and (iv) evidence reasonably satisfactory to the Purchaser of the adoption by the Board of actions duly approving the issuance and sale to the Purchaser of the IPO Shares.

     16.  Miscellaneous.
          -------------

          16.1  Governing Law.  This Agreement shall be governed by and
                -------------
construed under the laws of the State of Michigan as applied to agreements among Michigan residents, made and to be performed entirely within the State of Michigan.

          16.2  Survival.  The representations, warranties, covenants and
                --------
agreements made herein shall survive any investigation made by the Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder as of the date of such certificate or instrument.

          16.3  Successors and Assigns.  Except as otherwise expressly
                ----------------------
provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          16.4  Entire Agreement.  This Agreement, the Exhibits hereto, the
                ----------------
Memorandum, the other Implementing Agreements, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          16.5  Separability.  In case any provision of this Agreement shall
                ------------
be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          16.6  Amendment and Waiver.  Any term of this Agreement may be
                --------------------
amended and the observance of any term of this Agreement may be waived (either generally or, in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 16.6 shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities, and the Company. Upon the effectuation of each such amendment or waiver, the Company shall promptly give written notice thereof to the record holders of the Shares (including the Conversion Shares) who have not previously consented thereto in writing.

          16.7  Delays or Omissions.  No delay or omission to exercise any
                -------------------
right, power or remedy accruing to the Company or the Purchaser upon any breach, default or noncompliance of the Purchaser or the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Purchaser's part of any breach, default or noncompliance under this Agreement, or any waiver on the Company's or the Purchaser's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing, and that all remedies, either under this Agreement, the Series D Documents, by law, or otherwise afforded to the Company and the Purchaser, shall be cumulative and not alternative.

          16.8  Notices.  All notices and other communications required or
                -------
permitted hereunder shall be in writing, shall specifically refer to this Agreement, and shall be sent by (i) hand delivery, (ii) registered mail, return receipt requested, (iii) overnight delivery services, or (iv) telefacsimile transmission, and shall be sent or delivered to the respective addresses and telefacsimile numbers set forth below, unless subsequently changed by written notice to the other party:

               If to the
                Company, to:  AASTROM Biosciences, Inc.
                              P.O. Box 376
                              Ann Arbor, MI 48106
                              Attention:  President
                              Fax:  (313) 930-5546

             With a copy to:  T. Knox Bell, Esq.
                              Gray Cary Ware & Freidenrich
                              401 B Street, Suite 1700
                              San Diego, CA 92101
                              Fax:  (619) 236-1048

           If to the
              Purchaser, to:  RPR GENCELL
                              Cell and Gene Therapy Division
                              Rhone-Poulenc Rorer Inc.
                              500 Arcola Road
                              P.O. Box 1200
                              Collegeville, PA 19426-0107
                              Attention:  President and General Counsel
                              Fax:  (610) 454-8984 and 454-3808

    16.9  Finder's Fees.
          -------------

          (a) The Company (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (ii) hereby agrees to indemnify and to hold the Purchaser harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its employees or representatives is responsible.

                (b) The Purchaser (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (ii) hereby agrees to indemnify and to hold the Company harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its employees or representatives are responsible.

          16.10  Fees and Expenses.  Each party shall bear all of its own
                 -----------------
fees, costs and expenses relating to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby. If legal action is brought by the Company or by the Purchaser to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and legal costs in connection therewith.

          16.11  Information Confidential.  The Purchaser acknowledges and
                 ------------------------
agrees that information received by it pursuant hereto and to be received by it in connection with matters contemplated under the Implementing Agreements, constitute confidential information to the extent identified as confidential by the Company, which is and will be furnished by the Company to the Purchaser solely for the Purchaser's use to evaluate Purchaser's investment in the Company and as permitted by the Implementing Agreements, unless otherwise expressly agreed to in writing by the Company. Provisions of the Research and Development Collaboration Agreement and the License Agreement contain limitations on the use and dissemination of any such confidential information, and the terms and conditions of such provisions are hereby incorporated by reference, as though expressly set forth herein. The Purchaser hereby agrees to refrain from using or disseminating any such confidential information for any purpose other than as may be permitted by the provisions of this Agreement and the other Implementing Agreements. Notwithstanding the foregoing, information shall not be deemed confidential if it (i) is or becomes generally available to the public, (ii) was known to the Purchaser prior to when it was received from the Company, or (iii) is subsequently disclosed to the Purchaser in good faith by a third party who the Company believes has a right to make such disclosure.

          16.12  Titles and Subtitles.  The titles of the paragraphs and
                 --------------------
subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          16.13  Counterparts. This Agreement may be executed in counterparts,
                 ------------
including by facsimile, each of which shall be deemed an original, but all of which together shall constitute one instrument.

          16.14  Arbitration.  Any controversy or claim arising out of or
                 -----------
relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Arbitration Agreement. If the parties cannot timely execute the Arbitration Agreement, the dcispute shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA").

     IN WITNESS WHEREOF, this Agreement is hereby executed as of the date set forth on page 1 of this Agreement.


The Company:                                 The Purchaser:

Aastrom BIOSCIENCES, INC.                    RHONE-POULENC RORER INC.
Domino's Farms, Lobby L                      500 Arcola Road
24 Frank Lloyd Wright Drive                  Collegeville, PA 19426-0107
Ann Arbor, MI 48106


By: /s/ R. DOUGLAS ARMSTRONG                 By: /s/ THIERRY SOURSAC
   ------------------------------------         -------------------------------
Title:  President and CEO                    Title: Senior Vice President
                                                   ----------------------------
Print Name:  R. Douglas Armstrong, Ph.D.     Print Name: Theirry Soursac

                                   EXHIBIT A

                             SCHEDULE OF EXCEPTIONS

                                   EXHIBIT A

                             SCHEDULE OF EXCEPTIONS

                      Exceptions as of September 15, 1995


          The following are exceptions to the representations and warranties of the Company set forth in Section 9 of the Stock Purchase Agreement (the "Agreement") dated as of September 15, 1995, with reference to the paragraph designations of the Agreement. The reference to specific paragraphs should not be construed as limiting the noted exceptions to that particular paragraph. Any exception noted below is deemed disclosed for purposes of all relevant paragraphs whether or not cross-referenced. Capitalized terms used herein shall have the meanings ascribed to them in the Agreement and the Memorandum, unless defined otherwise herein.

Section 9.2    Capitalization.
               --------------

                    The Company's authorized and issued capital stock and stock options are summarized on Schedule 9.2 attached hereto.


Section 9.7    Material Contracts.
               ------------------

                    The Company entered into an equipment lease financing agreement with Key Corp. for up to $240,000.

Section 9.8    Outstanding Indebtedness.
               ------------------------

                    None, other than as noted in preceding paragraph.

Section 9.9    Officers, Directors and Shareholders.
               ------------------------------------

                    Effective as of September 15, 1995, the Company's V.P. of Development Research, Bernard Palsson, is resigning, and Dr. Palsson will continue as a part-time consultant with the Company through December 1995. The Company is recruiting for a replacement for Dr. Palsson.

Section 9.10  Changes Since July 31, 1995.
              ---------------------------

               None.

Section 9.14  Litigation.
              ----------

                    The Company has written letters to a former employee, Richard M. Schwartz, Ph.D. and Dr. Schwartz's new employer, SyStemix, (i) reminding them of Dr. Schwartz's duty to maintain strict confidentiality as to the Company's trade secrets; and (ii) asking if there has been any breach of this confidentiality obligation; and (iii) commenting that a new invention by Systemix's appears to be derived from the Company's trade secrets. Systemix and Dr. Schwartz have denied any use of the Company's trade secrets. The Company has reserved its rights in this matter, but does not presently contemplate pursuing this potential claim in the near future.

                                  SCHEDULE 9.2

                                 Capitalization

====================================================================
         Security             Authorized   Liq. Pref.    Issued
--------------------------------------------------------------------
Preferred Stock
--------------------------------------------------------------------
  Series A                     2,500,000         1.00   2,500,000
--------------------------------------------------------------------
  Series B                     3,030,000         2.00   3,030,000
 -------------------------------------------------------------------
  Series C  *                     10,000     1,000.00      10,000
 -------------------------------------------------------------------
  Series D                     3,000,000         4.00   2,576,001
 -------------------------------------------------------------------
Common Stock                  17,000,000         0.00   2,609,861
--------------------------------------------------------------------
Options for Common Stock                         0.00     539,500
====================================================================

*  Series C shares are convertible into 2,500,000 common shares



Outstanding Preferred Share (common stock equivalents :        10,530,001
Outstanding Common Shares:                                      2,609,861
Outstanding Options:                                              539,500
                                                               ----------

     Fully Diluted Common Stock Equivalents:                   13,679,362

                                   EXHIBIT B

                           FORM OF OPINION OF COUNSEL

                               ACTIVATION CLOSING

                        FORM OF OPINION TO BE DELIVERED
                    BY COUNSEL TO AASTROM BIOSCIENCES, INC.


          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all necessary corporate power to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the business of the Company as it has been and as it is currently conducted. The Company is not qualified to do business as a foreign corporation in any jurisdiction, and the Company has represented to us that it has no assets or employees in any state other than Michigan.

          2. The Company has all requisite corporate power to sell the Shares, and to carry out and perform its other obligations under the terms of the Agreement and the other Implementing Agreements. The Agreement and the other Implementing Agreements have been duly authorized, executed and delivered, and each is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          3. The authorized capital stock of the Company consists of _________ shares of common stock and ____________ shares of preferred stock (of which _______ shares have been designated as Series A Preferred Stock, ________ shares have been designated as Series B Preferred Stock, ________ shares have been designated as Series C Preferred Stock, ________ shares have been designated as Series D Preferred Stock and ________ shares have been designated as Series E Preferred Stock. The Company (i) has issued the shares of Common Stock and shares of its preferred stock, and (ii) has granted the stock options and warrants and (iii) has reserved for issuance the Common Stock and shares of its preferred stock, all as represented by the Company in the Schedule attached hereto. All previously issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. To the best of our knowledge, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock, other than as referenced above.

          4. The Shares, when issued, sold and delivered in compliance with the provisions of the Agreement, will be duly authorized, validly issued, fully paid, and nonassessable, and will be free of any liens or encumbrances, except that the Shares are subject to restrictions on transfer under state and/or federal securities laws. The issuance of the Shares is not subject to any preemptive rights or, to the best of our knowledge, rights of first refusal which have not been waived. The shares of Common Stock issuable upon conversion of the Preferred Shares (i) have been duly and validly reserved, (ii) are not subject to any preemptive rights or, to the best of our knowledge, rights of first refusal, and (iii) upon conversion of the Preferred Shares in accordance with the Articles and cancellation of the Preferred Shares, will be duly authorized, validly issued, fully paid, and nonassessable.

          5. Neither the performance of the Company's obligations under the Agreement or the other Implementing Agreements, nor the issuance of the Preferred Shares, nor the issuance of the Common Stock issuable upon conversion of the Preferred Shares, will violate any term of the Articles or Bylaws; and such transactions will not, in any material respect, violate or conflict with or constitute a default under the provisions of any Material Contract.

          6. Except as disclosed in the Memorandum or the Schedule of Exceptions, to the best of our knowledge, no action, suit, proceeding or investigation is pending or threatened against the Company or its properties or that questions the validity of the Agreement or any action to be taken in connection therewith.

          7. All consents, approvals and authorizations of and filings with any federal or state governmental authority required on the part of the Company, if any, in connection with the consummation of the transactions contemplated by the Agreement have been obtained or made, except for the filings which the Company is making after the [Termination] [Activation] Closing as specified under the Securities Act of 1933, as amended (the "Securities Act") and any state securities laws.

          8. Subject to the accuracy of the Purchaser's representations and warranties set forth in Section 10 of the Agreement, the offer and sale of the Shares in conformity with the terms of the Agreement are exempt from the registration requirements of Section 5 of the Securities Act, as amended and in compliance with applicable state securities laws.

[The forgoing opinion may be delivered at the Termination Closing and/or Activation Closing by one or more law firms on behalf of AASTROM Biosciences, Inc.]

                                   EXHIBIT C

                           FORM OF OPINION OF COUNSEL

                              TERMINATION CLOSING

                        FORM OF OPINION TO BE DELIVERED
                    BY COUNSEL TO AASTROM BIOSCIENCES, INC.


          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all necessary corporate power to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the business of the Company as it has been and as it is currently conducted. The Company is not qualified to do business as a foreign corporation in any jurisdiction, and the Company has represented to us that it has no assets or employees in any state other than Michigan.

          2. The Company has all requisite corporate power to sell the Shares, and to carry out and perform its other obligations under the terms of the Agreement and the other Implementing Agreements. The Agreement and the other Implementing Agreements have been duly authorized, executed and delivered, and each is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          3. The authorized capital stock of the Company consists of _________ shares of common stock and ____________ shares of preferred stock (of which _______ shares have been designated as Series A Preferred Stock, ________ shares have been designated as Series B Preferred Stock, ________ shares have been designated as Series C Preferred Stock, ________ shares have been designated as Series D Preferred Stock and ________ shares have been designated as Series E Preferred Stock. The Company (i) has issued the shares of Common Stock and shares of its preferred stock, and (ii) has granted the stock options and warrants and (iii) has reserved for issuance the Common Stock and shares of its preferred stock, all as represented by the Company in the Schedule attached hereto. All previously issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. To the best of our knowledge, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock, other than as referenced above.

          4. The Shares, when issued, sold and delivered in compliance with the provisions of the Agreement, will be duly authorized, validly issued, fully paid, and nonassessable, and will be free of any liens or encumbrances, except that the Shares are subject to restrictions on transfer under state and/or federal securities laws. The issuance of the Shares is not subject to any preemptive rights or, to the best of our knowledge, rights of first refusal which have not been waived. The shares of Common Stock issuable upon conversion of the Preferred Shares (i) have been duly and validly reserved, (ii) are not subject to any preemptive rights or, to the best of our knowledge, rights of first refusal, and (iii) upon conversion of the Preferred Shares in accordance with the Articles and cancellation of the Preferred Shares, will be duly authorized, validly issued, fully paid, and nonassessable.

          5. Neither the performance of the Company's obligations under the Agreement or the other Implementing Agreements, nor the issuance of the Preferred Shares, nor the issuance of the Common Stock issuable upon conversion of the Preferred Shares, will violate any term of the Articles or Bylaws; and such transactions will not, in any material respect, violate or conflict with or constitute a default under the provisions of any Material Contract.

          6. Except as disclosed in the Memorandum or the Schedule of Exceptions, to the best of our knowledge, no action, suit, proceeding or investigation is pending or threatened against the Company or its properties or that questions the validity of the Agreement or any action to be taken in connection therewith.

          7. All consents, approvals and authorizations of and filings with any federal or state governmental authority required on the part of the Company, if any, in connection with the consummation of the transactions contemplated by the Agreement have been obtained or made, except for the filings which the Company is making after the [Termination] [Activation] Closing as specified under the Securities Act of 1933, as amended (the "Securities Act") and any state securities laws.

          8. Subject to the accuracy of the Purchaser's representations and warranties set forth in Section 10 of the Agreement, the offer and sale of the Shares in conformity with the terms of the Agreement are exempt from the registration requirements of Section 5 of the Securities Act, as amended and in compliance with applicable state securities laws.

[The forgoing opinion may be delivered at the Termination Closing and/or Activation Closing by one or more law firms on behalf of AASTROM Biosciences, Inc.]

                                   EXHIBIT D

                      SUMMARY OF SERIES E PREFERRED STOCK

                                   SUMMARY OF
                          SERIES E PREFERRED STOCK OF
                           AASTROM BIOSCIENCES, INC.



I.   TERMS OF PREFERRED STOCK
     ------------------------

     The terms of the Series E Preferred Stock will be substantially the same as the terms of the Series D Preferred, except as noted herein. The Series A, B, C, D Preferred Stock together with the Series E Preferred Stock, when treated jointly are referred to herein as the "Preferred." The following are the principal terms of the Series E Preferred Stock:


A.  Rights, Preferences,               1.  Dividend Provisions.  A holder of
    Privileges and                         -------------------
    Restrictions of Series         Series E Preferred Stock will be entitled to
    E Preferred Stock:             receive, pari passu, with holders of Series B, C
                                   and D Preferred Stock dividends at the rate of 8%
                                   per annum on the liquidation preference when and
                                   as declared by the Board, if funds are legally
                                   available.  The Series E Preferred Stock, together
                                   with the Series B, C and D Preferred Stock, will
                                   be entitled to receive dividends in preference to
                                   any dividend on Series A Preferred Stock.  If
                                   dividends are declared on the Common Stock, the
                                   holders of Preferred shall be entitled to receive
                                   concurrently a dividend of an equal amount per
                                   share.  Dividends on the Series E Preferred Stock
                                   will be noncumulative.  No dividends have been
                                   paid on the Preferred, and no dividends are likely
                                   to be paid in the next few years.

                                       2.  Liquidation Preference.  In the event
                                           ----------------------
                                   of any liquidation, dissolution or winding up of the
                                   Company, a holder of Series E Preferred Stock
                                   will be entitled to receive, on a parity with holders
                                   of the Series B, C and D Preferred Stock and in
                                   preference to the holders of shares of Series A
                                   Preferred Stock and Common Stock, an amount
                                   equal to the respective original purchase prices,
                                   plus any declared but unpaid dividends on the
                                   Series E Preferred Stock.

                                       1

                                       3.  Voluntary Conversion. A holder of
                                           --------------------
                                   Series E Preferred Stock will have the right to convert the Series E Preferred Stock, at the option of the holder, at any time, into shares of Common Stock. The total number of shares of Common Stock into which Series E Preferred Stock may be converted will be determined by dividing the original purchase price by the conversion price. The initial conversion price will be the original purchase price, resulting in a one-for-one conversion, unless and until there is a change in the conversion price .

                                       4.  Automatic Conversion.  Series E
                                           --------------------
                                   Preferred Stock will be converted
                                   automatically into Common Stock, at the then applicable conversion price, immediately upon the closing of a firm commitment underwritten public offering of shares of the Common Stock of the Company at a public offering price per share (prior to underwritings, commissions and offering expenses) equal to or exceeding $6.00 per share in an offering resulting in gross proceeds to the Company which exceed $10,000,000.

                                       5.  Voting Rights.  A holder of Series E
                                           -------------
                                   Preferred Stock will have the right to that number of votes equal to the number of shares of Common Stock issuable upon conversion of its Series E Preferred Stock at the then applicable conversion price. Until the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock has been definitively established pursuant to
                                   Section 5 of the Stock Purchase Agreement, each share of Series E Preferred Stock shall be deemed to have the number of votes equal to 1.5 shares of Common Stock. The Preferred shall vote with the Common Stock on all matters except as specifically provided herein or as otherwise required by law.

                                       6.  Protective Provisions.  Changes to
                                           ---------------------
                                   the rights, preferences or privileges of a series of Preferred Stock must be approved by the holders of at least 66-2/3% of the affected series of Preferred. Consent of the holders of at least 66-2/3% of each series of Preferred Stock is required to approve any amendment to the Company's articles of incorporation.

B.  Registration Rights:               1.  Demand Right.  Beginning one year
                                           ------------
                                   after the Company's initial public offering, holders of at least 50% of the Preferred (or Common Stock issued upon conversion of the Preferred or a combination of such Common and Preferred) may request registration by the Company of Common Stock covering at least 20% of their registrable securities, or a lesser percentage if the aggregate offering price would exceed $2,000,000. Prior to the Company's initial public offering, such holders may request such registration if the aggregate offering price would exceed $5,000,000. The Company shall not be obligated to effect registration under this demand right provision more than once.

                                       2.  Piggy-Back Registration.  At any time
                                           -----------------------
                                   after the Company's initial public offering, holders of Preferred shall be entitled to "piggy-back" registration rights at the time that the Company has a further registration; subject to the rights, however, of the Company and its underwriters to reduce the number of shares proposed to be registered in view of market conditions.

                                       3.  S-3 Rights.  Holders of Preferred
                                           ----------
                                   shall be entitled to an unlimited number of demand registrations on Form S-3 (if available to the Company) so long as each of such registered offerings is in excess of $500,000; provided, however, that the Company shall only be required to file one Form S-3 Registration Statement on demand every twelve
                                   (12) months.

                                       4.  Expenses.  The Company shall bear
                                           --------
                                   all registration expenses (including the fees of one counsel for the selling shareholders, but excluding underwriting discounts and commissions) of one demand registration and two piggy-back registrations.

                                       5.  Assignability of Rights.  The
                                           -----------------------
                                   registration rights may be assigned to an
                                   assignee who agrees in writing to be bound by the terms and conditions of the Amended and Restated Investors' Rights Agreement and who
                                   (a) after such transfer owns at least 100,000 shares of Preferred or Common Stock issued upon conversion thereof, (b) is an option holder, (c) is a holder of registrable securities of the Company or a family member of the transferor, or (d) is a trust for the benefit of an option holder or a family member, in a private transaction in which such transferee will own not less than 20,000 shares of Preferred or Common Stock issued upon conversion thereof.

                                       6.  Termination of Registration Rights.
                                           ----------------------------------
                                   Registration rights shall terminate as to any particular shares of Preferred Stock when such shares may be lawfully sold by the holder pursuant to Rule 144 under the Securities Act of 1933.

                                       7.  Other Provisions.  The registration
                                           ----------------
                                   rights provisions of the Amended and Restated Investors' Rights Agreement contains other customary provisions with respect to registration rights, including cross-indemnification, the Company's ability to delay the filing of demand registrations for a period of at least 150 days, the period of time in which the Registration Statement shall be kept effective, underwriting arrangements and the like.

II.      ADDITIONAL INFORMATION
         -----------------------

A.       Right of First Refusal:   None.

B.       Redemption Rights:        None.